                                                                     EXHIBIT 2.1
                                                                     -----------

                   AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                   -----------------------------------------
                          AND COVENANT NOT TO COMPETE
                          ---------------------------

     THIS AGREEMENT is made as of the 1st day of August, 1994, by and between LOVEJOY MEDICAL, LTD., a Kentucky corporation, having its principal place of business at 171 Prosperous Place, Lexington, Kentucky 40509 (hereinafter referred to as the "Seller" or "Corporation"), and LEXINGTON HOME HEALTH CARE, INC., a Kentucky corporation, having its principal place of business at 4506
L. B. McLeod Road, Suite F, Orlando, Florida 32811 (hereinafter referred to as the "Buyer").

                             W I T N E S S E T H:

     WHEREAS, the Seller operates a home care business in the State of Kentucky (the "Business"); and

     WHEREAS, the Buyer desires to purchase from the Seller, certain assets of the Business, including but not limited to, accounts receivable, notes receivable, inventory, fixed assets and motor vehicles, and also desires to purchase from the Seller all of the Seller's rights in: (a) the Medicare provider numbers and Medicaid provider numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (b) the patients' list of the Business; (c) the telephone numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (d) all of the Seller's prepaid assets; and (e) all other assets of any kind owned and utilized by Seller in the Business, excluding cash (together as herein described sometimes referred to as the "Assets"). Buyer also desires to purchase from the Seller, and the Seller desires to sell to Buyer, a covenant not to compete as described in paragraph 16 hereof (the "Covenant Not to Compete").

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1. Sale of Assets and Covenant Not to Compete. The Seller shall, on the Closing Date referred to below:

          (a) Accounts Receivable; Notes Receivable. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in the accounts receivable and notes receivable of the Business set forth on the Schedule of Accounts Receivable Data attached hereto as Exhibit "A" and by this reference made a part hereof;

          (b) Inventory; Fixed Assets. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in the inventory and fixed assets of the Business set forth on the

Schedule of Inventory and Fixed Assets attached hereto as Exhibit "B" and by this reference made a part hereof; and

          (c) Motor Vehicles. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in the motor vehicles of the Business set forth on the Schedule of Motor Vehicles attached hereto as Exhibit "C" and by this reference made a part hereof; and

          (d) Other Assets. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in: (i) the Medicare provider numbers and Medicaid provider numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (ii) the patient's list of the Business, as described in Exhibit "D"; (iii) the telephone numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (iv) all of the Seller's prepaid assets; and (v) all other assets of any kind owned and utilized by Seller in the Business, excluding cash.

          (e) Covenant Note to Compete. Grant to Buyer, the Covenant Not to Compete.

     2. Purchase Price.

          (a) Purchase Price. The purchase price for the Assets and the Covenant Not to Compete shall be THREE MILLION EIGHT HUNDRED TWENTY THOUSAND DOLLARS ($3,820,000.00) in cash (the "Cash Consideration"), plus 130,527 shares of the common stock, par value $.0002, of RoTech Medical Corporation, a Florida corporation, issued in the name of the Seller (the "RoTech Stock") (the Cash Consideration and RoTech Stock are sometimes herein referred to together as the "Purchase Price"), which RoTech Stock shall be issued with certificates titled in the name of the Seller and shall have the restrictive legend required by paragraph 5.f. printed thereon. The Purchase Price shall be allocated among the Assets and the Covenant Not to Compete in the manner set forth on the Allocation Schedule attached hereto as Exhibit "E" and by this reference made a part hereof, and both parties hereto expressly consent to the allocation stated therein. As additional consideration for the Assets and Covenant Not to Compete, the Buyer shall cause to be issued to Sheri Robinson, within sixty (60) days from the Closing Date, 530 shares of the common stock, par value $.0002, of RoTech Medical Corporation, which shares shall constitute restricted securities and shall bear a restrictive legend.

          (b) Method if Payment. The RoTech Stock shall be pledged to Buyer by Seller at Closing to secure payment by Seller of those liabilities and deficiencies set forth in paragraph 4 hereof. The RoTech Stock shall be pledged pursuant to the terms of that certain Stock Pledge and Security Agreement, in the form attached hereto as Exhibit "F" and by reference made a part hereof (the "Pledge Agreement"), and shall be placed in escrow for a period of twenty-four (24) months (the "Escrow Period") with the law firm of Winderweedle, Haines, Ward & Woodman, P.A. ("WHWW"), to be held by WHWW pursuant to the terms of that certain Escrow Agreement, in the form attached hereto as Exhibit "G" and by reference made a part hereof (the "Escrow Agreement"). The parties hereto shall cause the RoTech Stock to be delivered to Escrow Agent within thirty (30) days from the date first written above.

          (c) Indemnity Against Creditors Claims; Assumption of Certain Liabilities. Seller agrees to indemnify Buyer and hold Buyer harmless against all claims made by creditors of the Seller which relate to the Business, including, but not limited to reasonable attorney's fees and costs in defending such claims. The Seller represents that there are not trade liabilities of any nature (accrued, absolute, contingent or otherwise), liens, encumbrances, or security interests on any of the Assets. Notwithstanding anything contained in this Agreement to the contrary, the Buyer expressly states that it is assuming no existing debts or liabilities of any kind in connection with its purchase of the Assets, except for the leases, contracts and agreements set forth on the Schedule of Leases, Contracts and Agreements attached hereto as Exhibit "K". Seller shall remain fully liable for any and all debts and liabilities of Seller, and Buyer may, at its option in the exercise of its sole discretion, either refuse to pay any debts or liabilities of Seller or, alternatively, may pay one or more of such debts or liabilities, in which case Seller shall immediately reimburse Buyer for the full amount paid by Buyer.

     3. Additional Consideration Payable in Cash.

          a. In the event the actual collections of the accounts receivable described on the attached Exhibit "A" during the twelve (12) month period following the Closing Date exceed ONE MILLION THREE HUNDRED SIX THOUSAND FIVE HUNDRED FORTY-FIVE DOLLARS ($1,306,545) (the excess amount is herein referred to as the "Excess Collections"), the Buyer shall pay to Seller by the Delivery Date (as defined below), an amount in cash equal to the Excess Collections.

          b. The term "Delivery Date" shall mean that date which is thirty (30) days after the date on which the Excess Collections during such twelve (12) month period have been finally determined.

     4. Representations Concerning Contract Obligations. The Seller represents and warrants that, to the best of its knowledge and belief, all of the contract obligations of Seller are listed on the Exhibit "K" attached hereto, and such Exhibit "K" is complete and accurately reflects all of Seller's "Contract Obligations" (as hereinafter defined) as of the Closing Date. The term "Contract Obligations" shall mean and refer to all of the Seller's lease, contract and agreement obligations of any nature (whether absolute, accrued, contingent, or otherwise) on the Closing Date. The Seller acknowledges that the purchase price for the Assets is based on the accuracy of Seller's representations and warranties contained in this Agreement, including but not limited to the Seller's representations and warranties contained in this paragraph 3.

     5. Right of Offset Against the RoTech Stock. In the event that: (i) the Buyer pays for any debts or liabilities of Seller (the aggregate amount from time to time paid by Buyer is herein referred to as the "Liabilities Deficiency"), or (ii) the aggregate value of the Corporation's collectible accounts receivable as of August 1, 1994, are determined to be less than $1,050,000, as determined by actual cash collections of such receivables during the twelve (12) month period immediately following the Closing Date (the "Asset Value Deficiency"), or (iii) the Corporation has, since July 1, 1994, made expenditures or incurred obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any shareholder payment or distribution or purchased or redeemed any of its common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of its assets; sold or transferred any assets; suffered any damage or loss (whether or not covered by insurance), materially affecting its properties; waived any rights of substantial value; or entered into any transaction other than in the ordinary course of business (the "Subsequent Event Deficiency"), or (iv) any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise), other than those subject to subparagraphs (i) through
(iii) of this paragraph 4 (the "Obligations"), become known, are uncovered or arise after the Closing Date, which Obligations pertain to any actions, omissions, debts, liabilities or obligations of the Corporation or any of its shareholders, created or arising on or before the Closing Date (said Obligations hereinafter referred to as the "Contingent Liability"); then, and in any of such events, Buyer shall have the right, for a period of twenty-four (24) months from the Closing Date, to make offset against the RoTech Stock, in accordance with the terms and conditions of the Pledge Agreement and Escrow Agreement, in amounts from time to time equal to any Liabilities Deficiency, Asset Value Deficiency, Subsequent Event Deficiency or Contingent Liability which becomes known, is uncovered or arises during the twenty-four (24) month period after the Closing Date, and Seller agrees to pay said amounts to Buyer immediately upon written request from Buyer to Seller. During the twenty-four (24) month period following the Closing Date, in the event Buyer makes written request to Seller hereunder and Seller fails to make the requested payment within ten (10) days from the date of such written request (said ten (10) day period hereinafter referred to as the "Notice Period"), Buyer shall have the right to make offset against the RoTech Stock, in accordance with the terms and conditions of the Pledge Agreement and Escrow Agreement, in amounts from time to time equal to the amount of any Liabilities Deficiency, Asset Value Deficiency, Subsequent Event Deficiency or Contingent Liability which becomes known, is uncovered or arises during the twenty-four (24) month period following the Closing Date, and the Corporation agrees to allow Buyer to make offset against the RoTech Stock as herein provided. In the event an offset against the RoTech Stock is to occur, an offset against one share of RoTech Stock shall have the effect of reducing any amounts owed Buyer by $19.00. Buyer's right of offset against the RoTech Stock shall terminate on that date which is twenty-four (24) months from the Closing Date (the "Release Date"), provided, however, that notwithstanding anything contained in this Agreement or in the Pledge Agreement or Escrow Agreement to the contrary, the right of offset shall extend past the Release Date in the event a claim is in dispute at the time of the Release Date and, in such instance, the right of offset shall not terminate until after the settlement of such claim or claims. The Buyer shall be entitled to reimbursement from Seller of the amount of any reasonable legal fees and expenses (including court costs and the costs of appeal) incurred by Buyer to enforce the collection of amounts owed Buyer by Seller hereunder.

     6.  Characteristics of RoTech Stock.

          a. Investment. The RoTech Stock which the Seller is acquiring hereunder is being acquired for Seller's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part (thereof for the purposes of the Securities Act of 1933, as amended (the "Securities Act").

          b. Securities Not Registered. The Seller understands that the RoTech Stock has not been registered under the Securities Act on the ground that the issuance of such securities hereunder is exempt from registration under the Securities Act and that Buyer's reliance on such exemption is predicted on Seller's representations set forth in this paragraph 5.

          c. Rule 144. The Seller acknowledges that the RoTech Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. Rule 144 requires, among other things, that current information on the issuer be available to the public and that the shareholder intending to sell under the Rule hold the shares for at least two (2) years. In the event any of the RoTech Stock held by Seller becomes eligible for sale pursuant to Rule 144, and an opinion of Buyer's counsel is necessary to effectuate the transfer of RoTech Stock thereunder, Buyer shall bear the costs of obtaining such opinion of counsel. Buyer shall process any requests for transfer of RoTech Stock pursuant to Rule 144 in an efficient and prompt manner.

          d. Access to Data. Seller has received and reviewed information about RoTech and has had an opportunity to ask questions of, and receive answers from, Buyer concerning RoTech's business, management, legal and financial affairs and to obtain additional information (to the extent Buyer possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished. Seller also had the opportunity to inspect RoTech's facilities. Seller understands that such discussions, as well as any written information issued by RoTech, were intended to describe the aspects of RoTech's business and prospects which it believes to be material, but were not necessarily a thorough or exhaustive description.

          e. Risks. Seller is experienced in evaluating and investing in high risk companies such as Buyer and by reason of its business and financial experience has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and has the ability to bear the economic risk of its investment.

          f. Restrictive Legends. Each certificate representing RoTech Stock, including any securities issued as a dividend or other distribution with respect to, in exchange for, or in replacement of such RoTech Stock shall be stamped or otherwise imprinted with the following legend as well as any other legends required by applicable state securities laws:

          The securities represented by this stock certificate or warrant have been acquired pursuant to an investment representation on the part of the purchaser thereof and shall not be sold, pledged, hypothecated, donated, or otherwise transferred, whether or not for consideration, by the purchaser except upon the issuance to the company of a favorable opinion of its counsel and/or the submission to the company of such other evidence as may be satisfactory to counsel to the company, in either case to the effect that any such transfer shall not be in violation of the Securities Act of 1933, as amended, and applicable state securities laws.

          g. No Registration Rights. Seller acknowledges that it possesses no rights whatsoever to have any of the RoTech Stock registered.

     7.  Put Option.
         ----------

          a. Amount and Price. The Seller have the right to require Buyer to repurchase some or all of the RoTech Stock at a repurchase price of $17.10 per share of RoTech Stock (the "Option Price"). The right of Seller to have Buyer repurchase shares of RoTech Stock at the Option Price is sometimes herein referred to as the "Put Option."

          b. Restrictions on Exercise. This Put Option is not negotiable but the Seller may submit the following amounts of RoTech Stock for redemption by Buyer at the Option Price during the periods specified: up to 40,000 shares of RoTech Stock on a cumulative basis during the period commencing August 1, 1994 and ending July 31, 1995; up to 80,000 shares of RoTech Stock during the period commencing August 1, 1994 and ending July 31, 1996; and up to 130,527 shares of RoTech Stock during the period commencing August 1, 1994 and ending July 31, 1997. This Put Option is not assignable in any respect (other than as set forth in subparagraph 6.f. hereof) and can only be exercised by the Seller or its legal successors. This Put Option may only be exercised in blocks of 1,000 shares of RoTech Stock or more, provided, however, that if the Seller holds less than 1,000 shares of RoTech Stock, Seller may exercise this Put Option with respect to all of its shares of RoTech Stock if it does so at one time.

          c. Term of Option. All shares of RoTech Stock submitted pursuant to this Put Option must be delivered to the executive offices of Buyer, at the address of Buyer as set forth herein. At 5:00 p.m., E.S.T., August 1, 1997, this Put Option shall expire with respect to all shares of RoTech Stock and shall thereafter have no prospective effect.

          d. Exercise of Put Option and Delivery of Shares. To validly exercise this Put Option, the Seller must execute a statement in which Seller warrants that is has full and clear title to the applicable shares of RoTech Stock, free of all liens and encumbrances. Such statement must be accompanied by original stock certificates evidencing not less than the number of shares of RoTech Stock for which the option exercise is made. Further, such certificates must be accompanied by a validly executed stock power, with signature guaranteed by a member of the New York Stock Exchange or a commercial bank who is a member of the Federal Reserve System.

          e. Settlement. Settlement for any shares of RoTech Stock redeemed pursuant to this Put Option shall occur on that day which is thirty (30) business days from the day such shares are submitted to Buyer with all required documentation. Such payment shall be made without interest.

          f. Assignment of Put Options. Notwithstanding anything contained in this paragraph 6, the Seller may assign some portion or all of its Put Option rights hereunder to the following individual, which shall hold such rights after said assignment in accordance with the terms and conditions of this paragraph 6:
Mark Stanley. No assignment of any Put Option shall be effective unless written notice of such assignment is delivered to Buyer at least ten (10) days prior to the effective date of such assignment.

     8. Effective Date. The effective date for the transaction contemplated under this Agreement will be August 1, 1994 (herein sometimes referred to as the "Closing" or "Closing Date").

     9. Asset Condition and Quality. Substantially all Assets of Seller are free of damage and defects and are not obsolete. Substantially all of the Assets on the Closing Date shall be in good operating condition and repair, reasonable wear and tear excepted, and shall conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

     10. Instruments of Conveyance and Transfer. At the Closing:

          (a) The Seller will deliver to the Buyer such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets, such documents to contain full warranties of title, and which documents shall be effective to vest in the Buyer good, absolute, and marketable title to the Assets of the Business being transferred to the Buyer by Seller, free and clear of all liens, charges, encumbrances and restrictions of any kind, except as disclosed on Exhibits hereto.

          (b) Simultaneously with such delivery, the Seller will take all steps as may be requisite to put the Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

     11. Sales and Transfer Taxes Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on the Seller or the Buyer, shall be borne by the Buyer, and the Buyer indemnifies the Seller in the event the Seller incurs expenses pertaining to such taxes and fees.

     12. Restrictions on Operations of Seller. Except as disclosed on Exhibits hereto, since July 1, 1994, through the Closing Date, the Seller has not, except in the ordinary course of business:

          (a) Sold, assigned or transferred any Assets;

          (b) Mortgaged, pledged, created a security in or otherwise encumbered any Assets;

          (c) Entered into any contracts or transaction binding the Business other than contracts or transactions entered into in the ordinary course of business;

          (d) Incurred any liabilities or indebtedness other than in the ordinary course of business; or

          (e) made any distribution of any kind to its shareholder. The information contained on the Schedule of Distribution to Shareholder attached hereto as Exhibit "R" is accurate and complete.

     13. Representations and Warranties by Seller. As a material inducement to the Buyer to execute and perform its obligations under this Agreement, the Seller hereby represents and warrants to the Buyer as follows:

          (a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement.

          (b) Litigation. There are no actions, suits or proceedings affecting the transferred Assets which are pending or threatened against Seller or effecting any of its properties or rights, at law or in equity, or before any federal, state, municipal or other governmental agency or instrumentality, domestic or foreign, nor is Seller or any of its officers or directors aware of any facts which to it or their knowledge might reasonably be expected to result in any such action, suit or proceeding. Seller is not in default with respect to any order or decree of any court or of any such governmental agency or instrumentality.

          (c) Compliance with Laws and other Instruments. The Seller is not in violation of any term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, and the execution and delivery of and performance and compliance with this Agreement will not result in the violation of or be in conflict with or constitute a default under any such term or provision or result in the creation of any mortgage, lien, encumbrance or charge upon any of the properties or assets of the Seller pursuant to any such term or provision.

          (d) Corporate Acts and Proceedings. The sale and transfer of the Assets by the Seller, as provided for in this Agreement, have been or will be approved and consented to by the Board of Directors of the Seller and by the requisite number of holders of its outstanding capital stock, and all action required by any applicable law by the stockholders of the Seller with regard to such sale or transfer of the Assets by Seller, have been appropriately authorized and accomplished.

          (e) Title to Assets. Seller has good and indefeasible title to all of the Assets being sold to Buyer pursuant to this Agreement, subject to only those liens disclosed on Exhibits hereto.

          (f) No Default. Seller is not in default in any respect under any of the contracts, agreements, leases, documents or other commitments to which it is a party or otherwise bound.

          (g) Brokers. The introduction of the Seller to the Buyer and all negotiations on the part of the Seller relative to this Agreement and the transaction contemplated hereunder have been effected and carried on by the Seller directly with the Buyer without the intervention of any dealer, finder, broker or other person.

          (h) Employment Contracts; Employees. There are no written contracts of employment between Seller and any officer or other employee of the Business, including Buyer. The information contained on the Schedule of Personnel Payroll and Advances attached hereto as Exhibit "H" is accurate and complete.

          (i) Employee Benefit Plans. Seller has no pension, bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan.

          (j) Insurance. All inventories, buildings and fixed assets owned or leased by Seller are and will be adequately insured against fire through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Exhibit "O", is accurate and complete.

          (k) Disclosure. No representation or warranty by Seller in this Agreement or in any writing attached hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact, of which the Seller or any of its directors or stockholders have knowledge or notice required to make the statements herein or therein contained not misleading.

          (1) Officers, Directors and Shareholders. As of the Closing Date, Mark Stanley is the sole shareholder and sole director of the Seller and the following individuals are the officers of the Seller:

     Name                              Office
     ----                              ------
     Mark Stanley                      President
     Sheri Robinson                    Secretary
     Mark Stanley                      Treasurer

          (m) Cash Receipts. The information contained on the Schedule of Collections attached hereto as Exhibit "I", is accurate and complete.

          (n) Accounts Receivable. The information contained on the Schedule of Accounts Receivable Data, attached hereto as Exhibit "A", is accurate and complete. The Seller further warrants and represents that all of the Seller's accounts receivable shown on Exhibit "A" (the "Receivables") are legally billable and that no less than $1,050,000 is collectible. Buyer shall use its best efforts to collect the Receivables; however, any Receivables not collected as of that date which is twenty-four (24) months from the Closing Date, shall be deemed uncollectible, and Buyer may immediately exercise any rights of offset that it may have pursuant to paragraph 4 hereof, as a result of such uncollectibility. Seller agrees to endorse over to Buyer, immediately upon receipt, any checks representing payment of any Receivables.

          (o) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets, attached hereto as Exhibit "B", is accurate and complete.

          (p) Leases, Contracts and Agreements. The information contained on the Schedule of Leases, Contracts and Agreements, attached hereto as Exhibit "K", is accurate and complete.

          (q) Tax Returns and Financial Statements. Seller has furnished Buyer with tax returns (the "Tax Returns") for the periods ended December 31, 1992 and December 31, 1993 and has furnished Buyer with financial statements (the "Financial Statements") for the periods ended December 31, 1992, December 31, 1993, June 30, 1994 and July 31, 1994 (the "Financial Statement Dates"), copies of which are attached hereto as Exhibit "L" and by this reference made a part hereof. The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly represent the financial condition of the Seller at such date and the results of its operations for the periods specified;
(iii) were prepared in accordance with
generally accepted accounting principles applied upon a basis consistent with prior accounting periods; (iv) with respect to all contracts and commitments of the Seller, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to any balance sheets, disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) of the Seller at the Financial Statement Dates and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on such balance sheets, shall be considered to be disclosed pursuant to this subparagraph, if disclosed on an Exhibit to this Agreement.

          (r) Adverse Business Developments. No notice has been received by the Seller of any new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six
(6) months prior to the date hereof. Nor has Seller received, either orally or in writing, any notice specific to Seller of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged by Seller, nor has Seller received nor been threatened with any claim for refund specific to Seller in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Exhibit "M."

     14. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

          a. Buyer is a duly organized, valid corporation under the laws of the State of Kentucky. Buyer is a wholly-owned subsidiary of RoTech Medical Corporation ("RoTech").

          b. Buyer is duly authorized by law and corporate policy and approval to: (1) enter into this Agreement; (2) make all warranties and representations made by Buyer herein; and (3) issue all consideration provided for under the terms hereof.

          c. All signatures and agents designated as agents/officers for Buyer for signing purposes have the authority to bind the Buyer to the terms of this Agreement.

          d. Buyer has the authority to cause the RoTech Stock to be issued in accordance with the terms of this Agreement.

     15. Conditions Precedent to Closing by Buyer. The obligation of the Buyer to consummate this Agreement is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a) Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date, shall have been complied with and performed; and

          (b) Representations and Warranties. The representations and warranties of the Seller in paragraph 12 shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement. There shall have been no materially adverse change in the financial condition of the Seller; and

          (c) Non-Compete Agreement; Other Assignable Agreements. Mark Stanley shall have entered into a non-compete agreement substantially in the form attached hereto as Exhibit "N" and by this reference made a part hereof. Also, Seller shall assign to Buyer, and hereby does assign to Buyer, all of Seller's rights under all assignable agreements (including but not limited to any employment, non-compete and/or non-disclosure agreements) that are deemed by Corporation to be assets of the Corporation; and

          (d) Guaranty Agreement. Mark Stanley shall have entered into a Guaranty Agreement substantially in the form attached hereto as Exhibit "Q" and by this reference made a part hereof; and

          (e) Engagement Agreement. Seller shall have entered into an Engagement Agreement substantially in the form attached hereto as Exhibit "J" and by this reference made a part hereof.

     16. Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained and made pursuant to this Agreement shall survive the execution of this Agreement.

     17. Corporate Covenant Not to Compete. The Corporation hereby agrees that for a period of sixty (60) months from August 1, 1994, the Corporation will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, of or be connected with, in any manner, any business within fifty (50) miles of any office of RoTech Medical Corporation or any of its subsidiaries (or any of their subsidiaries), which shall be in competition with any business engaged in by the Corporation, as of August 1, 1994.

     The Corporation agrees that the remedy at law for any breach by the Corporation of the foregoing will be inadequate and that Buyer shall be entitled to injunctive relief and reimbursement from the Corporation for all costs and expenses, including attorneys' fees and court costs, incurred by Buyer in connection with the enforcement of this Covenant Not to Compete. If any provisions of this paragraph shall be held invalid, the Corporation agrees that such provisions shall be severed and the balance thereof shall remain valid and enforceable. In the event that a court of competent jurisdiction determines that the scope of business restricted or the time or geographic limitations imposed are too broad to be capable of enforcement, the Corporation agrees that such court may ignore such provisions and instead enforce the provisions as to such scope, time and geographical area as the court deems proper. This Covenant Not to Compete shall be governed by the laws of the State of Florida and any action involving this Covenant Not to Compete shall be brought in the court of appropriate jurisdiction in Fayette County, Kentucky.

     18. Indemnification. The Seller shall and hereby agrees to, indemnify and hold harmless, the Buyer at all times from and after the Closing Date against and in respect to any damages, as hereinafter defined. Damages as used herein, shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint and several), penalties, and damages, including counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof, relating to the Buyer from: (a) any materially inaccurate representation made by Seller in or under this Agreement; (b) breach of any warranties made by Seller in or under this Agreement; (c) breach or default in the performance by Seller of any the covenants to be performed by it hereunder; and (d) any debts, liabilities, or obligations of the Seller pertaining to the Business, whether accrued, absolute, contingent or otherwise, due or to become due. The remedies of Buyer pursuant to this paragraph 17 shall include, but not be limited to, the right of offset against any RoTech Stock held in escrow pursuant to paragraph 4 hereof.

     19. Use of Corporate Name. Seller agrees to take all actions necessary to assist Buyer in obtaining the rights to utilize the corporate name "Lovejoy Medical, Ltd." including but not limited to the execution of any assignments and consents to use.

     20. Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits and similar items paid by or owing to the Seller by any person, firm or governmental entity (except customer accounts receivables) shall be considered to be part of the Assets being purchased by Buyer and shall, upon the consummation of the transactions contemplated by this Agreement, be considered the property of Buyer.

     21. Miscellaneous. This Agreement shall not be assignable by Seller or Buyer without the consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement.

     22. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

     23. Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects, or any provisions may be waived by an instrument in writing executed by Buyer and Seller, or either of them in the case of a waiver.

     24. Notices. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

          TO SELLER:     LOVEJOY MEDICAL, LTD.
                         171 Prosperous Place
                         Lexington, Kentucky 40509
                         Attn: Mark Stanley

          TO BUYER:      LEXINGTON HOME HEALTH CARE, INC.
                         4506 L. B. McLeod Road, Suite F
                         Orlando, Florida 32811
                         Attn: Stephen P. Griggs

     25. Choice of Law. It is the intention of the parties that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. Any action involving or relating to this Agreement shall be brought in the court of appropriate jurisdiction located in Fayette County, Kentucky.

     26. Sections and Other Headings. Section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning nor interpretation of this Agreement.

     27. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one in the same agreement. Facsimile signatures may be deemed binding for this Agreement, or any modification or amendment thereto, or any leases or other documents contemplated hereby, provided that originals of same are delivered within a reasonable time.

     28. Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

     29. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by Seller and Buyer and their respective successors and assigns.

     30. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or herein provided.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

Signed, sealed and delivered           LOVEJOY MEDICAL, LTD., a
in the presence of:                    Kentucky corporation


/s/ Sheri Robinson                     By: /s/ Mark Stanley
- ----------------------------              ----------------------------
                                          Mark Stanley, President

- ----------------------------                      "Seller"

                                          LEXINGTON HOME HEALTH CARE,
                                          INC., a Kentucky corporation

/s/ Dawn E. Mulcahey                      By: /s/ Stephen P. Griggs
- ----------------------------              ----------------------------
                                          Stephen P. Griggs, Chief
                                          Operating Officer
/s/ Windy A. Kemp
- ----------------------------                       "Buyer"

STATE OF KENTUCKY

COUNTY OF __________

     The foregoing instrument was acknowledged before me this ____ day of August 1, 1994, by Mark Stanley, as President of Lovejoy Medical, Ltd., a Kentucky corporation, on behalf of the corporation. He is personally known to me or has produced _______________________________ as identification.

                                       /s/ Sheri Robinson
                                       ----------------------------
                                       NOTARY SIGNATURE

                                       /s/ Sheri Robinson
                                       ----------------------------
                                       NOTARY NAME PRINTED
                                       Notary Public
                                       My Commission Expires: September 23, 1995

STATE OF  Florida
         --------------

COUNTY OF  Orange
          --------------


     The foregoing instrument was acknowledged before me this 19 day of September, 1994, by Stephen P. Griggs, as the Chief Operating Officer of Lexington Home Health Care, Inc., a Kentucky corporation, on behalf of the corporation. He is personally known to me or has produced ___________________ as identification.

                                        /s/ Gail Ann Webb
                                       -----------------------------
                                       NOTARY SIGNATURE

                                       /s/ GAIL ANN WEBB
                                       -----------------------------
                                       NOTARY NAME PRINTED
                                       Notary Public
                                       My Commission Expires:

                                                 OFFICIAL NOTARY SEAL
                                                     GAIL ANN WEBB
                                            NOTARY PUBLIC STATE OF FLORIDA
                                                COMMISSION NO. CC204842
                                            MY COMMISSION EXP. JUNE 1, 1996

                   AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                   -----------------------------------------
                          AND COVENANT NOT TO COMPETE
                          ---------------------------

     THIS AGREEMENT is made as of the 1st day of October, 1994, by and between ROTHERT'S HOSPITAL EQUIPMENT, INC., a Kentucky corporation, having its principal place of business at 2020 Madison Avenue, Covington, Kentucky 41014-1248 (hereinafter referred to as the "Seller" or "Corporation"), and COVINGTON HOME HEALTH CARE, INC., a Kentucky corporation, having its principal place of business at 4506 L. B. McLeod Road, Suite F, Orlando, Florida 32811 (hereinafter referred to as the "Buyer").

                             W I T N E S S E T H :

     WHEREAS, the Seller operates a home care business in the Commonwealth of Kentucky (the "Business"); and

     WHEREAS, the Buyer desires to purchase from the Seller, certain assets of the Business, including but not limited to, accounts receivable, notes receivables, inventory, fixed assets, leasehold improvements and motor vehicles, and also desires to purchase from the Seller all of the Seller's rights in: (a) the Medicare provider numbers and Medicaid provider numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (b) the patients' list of the Business; (c) the telephone numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (d) all of the Seller's prepaid assets; (e) all of the cash in Seller's checking accounts in excess of NINETY THOUSAND DOLLARS ($90,000.00) in the aggregate; and (f) all other assets of any kind owned and utilized by Seller in the Business as described on the Schedule of Cash and Other Assets attached hereto as Schedule "F" and by this reference to as the "Assets"). Buyer also desires to purchase from the Seller, and the Seller desires to sell to Buyer, a covenant not to compete as described in paragraph 13 hereof (the "Covenant Not to Compete").

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1. Sale of Assets and Covenant Not to Compete. The Seller shall, on the Closing Date referred to below:

          (a) Accounts Receivable; Notes Receivable. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in the accounts receivable and notes receivable of the Business set forth on the Schedule of Accounts Receivable Data attached hereto as Exhibit "A" and by this reference made a part hereof;

          (b) Inventory; Fixed Assets. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in the inventory and fixed assets of the Business set forth on the Schedule of Inventory and Fixed Assets attached hereto as Exhibit "B" and by this reference made a part hereof; and

          (c) Motor Vehicles. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in the motor vehicles of the Business set forth on the Schedule of Motor Vehicles attached hereto as Exhibit "C" and by this reference made a part hereof; and

          (d) Other Assets. Sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in: (i) the Medicare provider numbers and Medicaid provider numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (ii) the patients' list of the Business, as described in Exhibit "D"; (iii) the telephone numbers listed on the Schedule of Provider Numbers and Telephone Numbers attached hereto as Exhibit "P"; (iv) all of the Seller's prepaid assets; (v) all of the cash in Seller's checking accounts in excess of NINETY THOUSAND DOLLARS ($90,000.00) in the aggregate; and (vi) all other assets of any kind owned and utilized by Seller in the Business as described on the Schedule of Cash and Other Assets attached hereto as Schedule "F" and by this reference made a part hereof; and

          (e) Covenant Not to Compete. Grant to Buyer, the Covenant Not to Compete.

     2.  Purchase Price.
         --------------

          (a) Purchase Price. The purchase price for the Assets and the Covenant Not to Compete shall be FIVE MILLION FIFTY THOUSAND DOLLARS ($5,050,000.00) in cash (the "Purchase Price"). Upon execution of this Agreement by all of the parties hereto, Buyer shall pay to Seller the Purchase Price less the earnest money deposit of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) previously paid to Seller by Buyer prior to the date first written above, receipt of which is acknowledged by Seller. The Purchase Price shall be allocated among the Assets and the Covenant Not to Compete in the manner set forth on the Allocation Schedule attached hereto as Exhibit "E" and by this reference made a part hereof, and both parties hereto expressly consent to the allocation stated therein.

          (b) Indemnity Against Creditors Claims; Assumption of Certain Liabilities. Seller agrees to indemnify Buyer and hold Buyer harmless against any and all liabilities of Seller of any nature, whether accrued, absolute, contingent or otherwise, existing on October 1, 1994, and any and all claims against Seller arising out of the conduct of the Business on or prior to

October 1, 1994, including, but not limited to reasonable attorney's fees and costs in defending such liabilities and claims, except to the extent such claims pertain to liabilities of Seller specifically assumed by Buyer in writing pursuant hereto or which arise out of the conduct of the Business after October 1, 1994. The Seller represents that there are no trade liabilities of any nature (accrued, absolute, contingent or otherwise), liens, encumbrances, or security interests on any of the Assets. Notwithstanding anything contained in this Agreement to the contrary, the Buyer expressly states that it is assuming no existing debts or liabilities of any kind in connection with its purchase of the Assets, except for the leases, contracts and agreements set forth on the Schedule of Leases, Contracts and Agreements attached hereto as Exhibit "K" and the Schedule of Accounts Payable and Other Accrued Expenses attached hereto as Exhibit "S", provided, however, in no event shall Buyer's assumption of liabilities listed on Schedule "S" exceed ONE HUNDRED SIXTY THOUSAND DOLLARS ($160,000.00) in aggregate and Seller agrees to reimburse Buyer immediately upon notice in the event liabilities assumed by and/or paid by the Buyer exceed such amount. Seller shall remain fully liable for any and all debts and liabilities of Seller, and Buyer may, at its option in the exercise of its sole discretion, either refuse to pay any debts or liabilities of Seller or, alternatively, may pay one or more of such debts or liabilities, in which case Seller shall immediately reimburse Buyer for the full amount paid by Buyer.

     3. Representations Concerning Obligations. The Seller represents and warrants that, to the best of its knowledge and belief, all of the obligations of Seller are listed on Exhibits "K" and "S" attached hereto, and such Exhibits are complete and accurately reflect all of Seller's "Obligations" (as hereinafter defined) as of the Closing Date. The term "Obligations" shall mean and refer to all of the Seller's obligations of any nature (whether absolute, accrued, contingent, or otherwise) on the Closing Date. The Seller acknowledges that the purchase price for the Assets is based on the accuracy of Seller's representations and warranties contained in this Agreement, including but no limited to the Seller's representations and warranties contained in this paragraph 3.

     4. Effective Date. The effective date for the transaction contemplated under this Agreement will be October 1, 1994 (herein sometimes referred to as the "Closing" or "Closing Date").

     5. Asset Condition and Quality. Substantially all Assets of Seller are free of damage and defects and are not obsolete. Substantially all of the Assets on the Closing Date shall be in good operating condition and repair, reasonable wear and tear excepted, and shall conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

     6. Instruments of Conveyance and Transfer. At the Closing:

          (a) The Seller will deliver to the Buyer such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets, such documents to contain full warranties of title, and which documents shall be effective to vest in the Buyer good, absolute, and marketable title to the Assets of the Business being transferred to the Buyer by Seller, free and clear of all liens, charges, encumbrances and restrictions of any kind, except as disclosed on Exhibits hereto.

          (b) Simultaneously with such delivery, the Seller will take all steps as may be requisite to put the Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

     7. Sales and Transfer Taxes Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on the Seller or the Buyer, shall be borne by the Buyer, and the Buyer indemnifies the Seller in the event the Seller incurs expenses pertaining to such taxes and fees.

     8. Restrictions on Operations of Seller. Except as disclosed on Exhibits hereto, since July 1, 1994, through the Closing Date, the Seller has not, except in the ordinary course of business:

          (a) Sold, assigned or transferred any Assets;

          (b) Mortgaged, pledged, created a security in or otherwise encumbered any Assets;

          (c) Entered into any contract or transaction binding the Business other than contracts or transactions entered into in the ordinary course of business;

          (d) Incurred any liabilities or indebtedness other than in the ordinary course of business;

          (e) made any distribution of any kind to its shareholders. The information contained on the Schedule of Distribution to Shareholders attached hereto as Exhibit "R" is accurate and complete.

     9. Representations and Warranties by Seller. As a material inducement to the Buyer to execute and perform its obligations under this Agreement, the Seller hereby represents and warrants to the Buyer as follows:

          (a) Organization of Seller. Seller is a Corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement.

          (b) Litigation. There are no actions, suits or proceedings affecting the transferred Assets which are pending or threatened against Seller or effecting any of its properties or rights, at law or in equity, or before any federal, state, municipal or other governmental agency or instrumentality, domestic or foreign, nor is Seller or any of its officers or directors aware of any facts which to it or their knowledge might reasonably be expected to result in any such action, suit or proceeding. Seller is not in default with respect to any order or decree of any court or of any such governmental agency or instrumentality.

          (c) Compliance with Laws and other Instruments. The Seller is not in violation of any term or provision of any charter or bylaw, or, in any material respect, of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, and the execution and delivery of and performance and compliance with this Agreement will not result in the violation of or be in conflict with or constitute a default under any such term or provision or result in the creation of any mortgage, lien, encumbrance or charge upon any of the properties or assets of the Seller pursuant to any such term or provision.

          (d) Corporate Acts and Proceedings. The sale and transfer of the Assets by the Seller, as provided for in this Agreement, have been or will be approved and consented to by the Board of Directors of the Seller and by the requisite number of holders of its outstanding capital stock, and all action required by any applicable law by the stockholders of the Seller with regard to such sale or transfer of the Assets by Seller, have been appropriately authorized and accomplished.

          (e) Title to Assets. Seller has good and indefeasible title to all of the Assets being sold to Buyer pursuant to this Agreement, subject to only those liens disclosed on Exhibits hereto.

          (f) No Default. Seller is not in default in any material respect under any of the contracts, agreements, leases, documents or other commitments to which it is a party or otherwise bound.

          (g) Brokers. With the exception of Medical Technology Development, the introduction of the Seller to the Buyer and all negotiations on the part of the Seller relative to this Agreement and the transaction contemplated hereunder have been effected and carried on by the Seller directly with the Buyer without the intervention of any dealer, finder, broker or other person. Seller is responsible for all commissions and fees due Medical Technology Development and shall utilize a portion of the Purchase Price to pay all such commissions.

          (h) Employment Contracts; Employees. There are no written contracts of employment between Seller and any officer or other employee of the Business, including Buyer. The information contained on the Schedule of Personnel Payroll and Advances attached hereto as Exhibit "H" is accurate and complete.

          (i) Employee Benefit Plans. Seller has no pension, bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan, except for a 401(k) retirement plan participated in by Seller's employees, which plan the Seller shall terminate at its expense. Seller shall be responsible for submitting appropriate information to its employees of rights, obligations and duties caused by the sale of the Assets and Business pursuant to the terms of this Agreement, and shall terminate the existing profit-sharing plan at Seller's expense.

          (j) Insurance. All inventories, buildings and fixed assets owned or leased by Seller are and will be adequately insured against fire through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Exhibit "O", is accurate and complete.

          (k) Disclosure. No representation or warranty by Seller in this Agreement or in any writing attached hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact, of which the Seller or any of its directors or stockholders have knowledge or notice required to make the statements herein or therein contained not misleading.

          (l) Officers, Directors and Shareholders. As of the Closing Date, Eugene Daniels, Walter Remke and William Remke are all the shareholders of the Seller and the following individuals are all of the directors and officers of the Seller:

     Name                                    Office
     ----                                    ------
     Eugene Daniels                    President and Director
     Walter Remke                      Vice President, Secretary,
                                       Treasurer and Director

          (m) Cash Receipts. The information contained on the Schedule of Collections attached hereto as Exhibit "I", is accurate and complete.

          (n) Accounts Receivable. The information contained on the Schedule of Accounts Receivable Data, attached hereto as Exhibit "A", is accurate and complete. The Seller further warrants and represents that all of the Seller's accounts receivable shown on Exhibit "A" as of October 1, 1994 (the "Receivables") are legally billable and that no less than $677,383 is collectible. Buyer shall use its best efforts to collect the Receivables; however, any Receivables not collected as of that date which is twenty-four (24) months from the Closing Date, shall be deemed uncollectible. Seller agrees to endorse over to Buyer, immediately upon receipt, any checks representing payment of any Receivables.

          (o) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets, attached hereto as Exhibit "B", is accurate and complete.

          (p) Lease, Contracts and Agreements. The information contained on the Schedule of Leases, Contracts and Agreements, attached hereto as Exhibit "K", is accurate and complete. Buyer agrees to enter into five year building leases at existing rates for all locations of Seller being purchased by Buyer.

          (q) Tax Returns and Financial Statements. Seller has furnished Buyer with tax returns (the "Tax Returns") for the periods ended December 31, 1992 and December 31, 1993 and has furnished Buyer with financial statements (the "Financial Statements") for the periods ended December 31, 1992, December 31, 1993, July 31, 1994 and August 31, 1994 (the "Financial Statement Dates"), copies of which are attached hereto as Exhibit "L" and by this reference made a part hereof. The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly represent the financial condition of the Seller at such date and the results of its operations for the periods specified;
(iii) were prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods; (iv) with respect to all contracts and commitments of the Seller, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and
(v) with respect to any balance sheets, disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) of the Seller at the Financial Statement Dates and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on such balance sheets, shall be considered to be disclosed pursuant to this subparagraph, if disclosed on an Exhibit to this Agreement.

          (r) Adverse Business Developments. No notice has been received by the Seller of any substantial new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six (6) months prior to the date hereof. Nor has Seller received, either orally or in writing, any notice specific to Seller of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged by Seller, nor has Seller received nor been threatened with any claim for refund specific to Seller in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Exhibit "M."

     10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

          a. Buyer is a duly organized, valid corporation under the laws of the Commonwealth of Kentucky. Buyer is a wholly-owned subsidiary of RoTech Medical Corporation ("RoTech").

          b. Buyer is duly authorized by law and corporate policy and approval to: (1) enter into this Agreement; (2) make all warranties and representations made by Buyer herein; and (3) issue all consideration provided for under the terms hereof.

          c. All signatures and agents designated as agents/officers for Buyers for signing purposes have the authority to bind the Buyer to the terms of this Agreement.

     11. Conditions Precedent to Closing. The respective obligations of each of the parties to consummate this Agreement is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a) Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by each party on or before the Closing Date, shall have been complied with and performed; and

          (b) Representations and Warranties. The representations and warranties of Seller in paragraph 9 and of Buyer in paragraph 10 shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement. There shall have been no materially adverse change in the financial condition of the Seller; and

          (c) Non-Compete Agreements; Other Assignable Agreements. Eugene Daniels, Walter Remke, William Remke and Mike Downing shall have entered into non-compete agreements substantially in the forms attached hereto as Exhibit "N" and by this reference made a part hereof. Also, Seller shall assign to Buyer, and hereby does assign to Buyer, all of Seller's rights under all assignable agreements (including but not limited to any employment, non-compete and/or non-disclosure agreements) that are deemed by Corporation to be assets of the Corporation; and

          (d) Guaranty Agreements. Eugene Daniels, Walter Remke and William Remke shall have entered into Guaranty Agreements substantially in the forms attached hereto as Exhibit "Q" and by this reference made a part hereof; and

          (e) Employment Agreements. Eugene Daniels and Mike Downing shall have entered Employment Agreements substantially in the forms attached hereto as Exhibit "J" and by this reference made a part hereof; and

          (f) Contract Rights. Seller agrees to sell, assign and transfer to the Buyer all of the Seller's rights, title and interest in and under all of the contracts and agreements set forth on the Schedule of Contract Rights attached hereto as Exhibit "T" and by this reference made a part hereof; and

          (g) Lease Agreements. Buyer shall entered into those certain lease agreements to be executed by Buyer as more particularly described on the Exhibit "K" attached hereto and by this reference made a part hereof.

     12. Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained and made pursuant to this Agreement shall survive the execution of this Agreement.

     13. Corporate Covenant Not to Compete, The Corporation hereby agrees that for a period of sixty (60) months from October 1, 1994, the Corporation will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, of or be connected with, in any manner, any business within fifty (50) miles of any office of Rothert's Hospital Equipment, Inc. or any of its subsidiaries or related companies, which shall be in competition with any business engaged in by the Corporation, as of October 1, 1994.

     The Corporation agrees that the remedy at law for any breach by the Corporation of the foregoing will be inadequate and that Buyer shall be entitled to injunctive relief and reimbursement from the Corporation for all costs and expenses, including attorneys' fees and court costs, incurred by Buyer in connection with the enforcement of this Covenant Not to Compete. If any provisions of this paragraph shall be held invalid, the Corporation agrees that such provisions shall be severed and the balance thereof shall remain valid and enforceable. In the event that a court of competent jurisdiction determines that the scope of business restricted or the time or geographic limitations imposed are too broad to be capable of enforcement, the

Corporation agrees that such court may ignore such provisions and instead enforce the provisions as to such scope, time and geographical area as the court deems proper. This Covenant Not to Compete shall be governed by the laws of the Commonwealth of Kentucky and any action involving this Covenant Not to Compete shall be brought in the court of appropriate jurisdiction in Kenton County, Kentucky.

     14. Indemnification. The Seller shall and hereby agrees to, indemnify and hold harmless, the Buyer at all times from and after the Closing Date against and in respect to any damages, as hereinafter defined. Damages as used herein, shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint and several), penalties, and damages, including counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof, relating to the buyer from: (a) any materially inaccurate representation made by Seller in or under this Agreement; (b) breach of any warranties made by Seller in or under this Agreement; (c) breach or default in the performance by Seller of any the covenants to be performed by it hereunder; and (d) any debts, liabilities, or obligations of the Seller pertaining to the Business, whether accrued, absolute, contingent or otherwise, existing on October 1, 1994, and any and all claims against Seller arising out of the conduct of the Business on or prior to OCtober 1, 1994. The Buyer shall, and hereby agrees to, indemnify and hold harmless the Seller and its directors, officers, employees, agents and assigns at all times from and after the Closing Date, against any damages arising from: (a) any materially inaccurate representation made by Buyer in or under this Agreement; (b) breach of any warranties made by Buyer in or under this Agreement; (c) breach or default in the performance by Buyer of any the covenants to be performed by it hereunder;
(d) Buyer's failure to perform, or delay in the performance of, any obligations of Seller specifically assumed by Buyer hereunder; or (e) the operation of the Assets after October 1. 1994.

     15. Use of Corporate Name. Seller agrees to take all actions necessary to assist Buyer in obtaining the rights to utilize the corporate name "Rothert's Hospital Equipment, Inc." including but not limited to the execution of any assignments and consents to use.

     16. Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits and similar items paid by or owing to the Seller by any person, firm or governmental entity (except customer accounts receivables) shall be considered to be part of the Assets being purchased by Buyer and shall, upon the consummation of the transactions contemplated by this Agreement, be considered the property of Buyer.

     17. Miscellaneous. This Agreement shall not be assignable by Seller or Buyer without the consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement.

     18. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

     19. Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects, or any provisions may be waived by an instrument in writing executed by Buyer and Seller, or either of them in the case of a waiver.

     20. Notices. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

         TO SELLER: ROTHERT'S HOSPITAL EQUIPMENT, INC.
                    2020 Madison Avenue
                    Covington, Kentucky 41014-1248
                    Attn: Eugene Daniels

         TO BUYER:  COVINGTON HOME HEALTH CARE, INC.
                    4506 L.B. McLeod Road, Suite F
                    Orlando, Florida 32811
                    Attn: Stephen P. Griggs

     21. Choice of Law. It is the intention of the parties that the laws of the Commonwealth of Kentucky shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. Any action involving or relating to this Agreement shall be brought in the court of appropriate jurisdiction located in Kenton County, Kentucky.

     22. Sections and Other Headings. Section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning nor interpretation of this Agreement.

     23. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one in the same agreement. Facsimile signatures may be deemed binding for this Agreement, or any modification or amendment thereto, or any leases or other documents contemplated hereby, provided that originals of same are delivered within a reasonable time.

    24. Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be apropriate.

    25. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by Seller and Buyer and their respective successors and assigns.

    26. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or herein provided.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

Signed, sealed and delivered               ROTHERT'S HOSPITAL EQUIPMENT,
in the presence of:                        INC., a Kentucky corporation

     Stephen P. Griggs                          /s/ Eugene Daniels
_____________________________              By:__________________________
                                              Eugene Daniels, President
     James A. Dressman
_____________________________                         "Seller"

                                           COVINGTON HOME HEALTH CARE,
                                           INC., a Kentucky corporation

     James A. Dressman                          /s/ Stephen P. Griggs
_____________________________              By:__________________________
                                              Stephen P. Griggs, Chief
                                              Operating Officer
        Robyn Farrar
_____________________________                         "Buyer"

COMMONWEALTH OF KENTUCKY

COUNTY OF KENTON

     The foregoing instrument was acknowledged before me this 5th day of October, 1994, by Eugene Daniels, as President of ROTHERT'S HOSPITAL EQUIPMENT, INC., a Kentucky corporation, on behalf of the corporation. He is personally known to me or has produced ____________________________ as identification.

                                         James A. Dressman III
                                         -------------------------------
                                         NOTARY SIGNATURE

                                         James A. Dressman III
                                         -------------------------------
                                         NOTARY NAME PRINTED
                                         Notary Public State At Large
                                         My Commission Expires:  2-27-95




STATE OF KENTUCKY

COUNTY OF KENTON

     The foregoing instrument was acknowledged before me this 5th day of October, 1994, by Stephen P. Griggs, as the Chief Operating Officer of Covington Home Health Care, Inc., a Kentucky corporation, on behalf of the corporation. He is personally known to me or has produced ____________________________ as identification.

                                         James A. Dressman III
                                         -------------------------------
                                         NOTARY SIGNATURE

                                         James A. Dressman III
                                         -------------------------------
                                         NOTARY NAME PRINTED
                                         Notary Public State At Large
                                         My Commission Expires:  2-27-95

                    AGREEMENT FOR PURCHASE AND SALE OF SHARES
                         AND COVENANTS NOT TO COMPETE

     THIS AGREEMENT is entered into as of the 1st day of January, 1995, by and between Mervil C. Perry, Huey Perry, Robert Holliday, Mervil C. Perry and Dreama
S. Perry, as joint tenants with the right of survivorship, and Patricia Brown (together hereinafter referred to as the "Shareholders"), and RoTech Medical Corporation, a Florida corporation (hereinafter referred to as "RoTech").

                               R E C I T A L S :

     A. Shareholders are all of the owners of all of the issued and outstanding shares of common capital stock of Pioneer Medical Services, Inc., a West Virginia corporation, hereinafter referred to as the "Corporation," in that the Corporation has 500 shares of its Class A common capital stock outstanding, and the Shareholders hold, in the aggregate, 500 shares, and there are no shares of any other class of stock issued and outstanding.

     B. The Corporation is engaged in the business of providing health care services in the State of West Virginia.

     C. The Shareholders desire to transfer to RoTech and RoTech desires to acquire from Shareholders, all of the issued and outstanding shares of the Class A common capital stock of the Corporation.

     D. RoTech also desires to purchase from the Shareholders, and the Shareholders desire to sell to RoTech, covenants not to compete, as described elsewhere in this Agreement (the "Covenants Not to Compete").

     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the parties hereto agree as follows:

     1. Purchase and Sale of Stock and Covenants Not to Compete. Subject to the terms and conditions of this Agreement, Shareholders agree to sell, transfer and assign to RoTech, and RoTech agrees to purchase from Shareholders, an aggregate total of FIVE HUNDRED (500) shares of the Class A common capital stock, having a par value of $10.00 per share, of the Corporation (the "Stock"), such Stock constituting all of the issued and outstanding Class A common capital stock of the Corporation, and the Covenants Not to Compete. At the Closing, Shareholders will deliver to RoTech certificates evidencing the Stock duly endorsed to RoTech and will also execute and deliver to RoTech the Covenants Not to Compete.

     2. Purchase Price. The consideration from RoTech to Shareholders in exchange for the Stock will be FOUR MILLION SIX HUNDRED SEVENTY-THREE THOUSAND

FIVE HUNDRED SEVENTY-SIX DOLLARS ($4,673,576.00) (the "Purchase Price"), to be paid to Shareholders upon the complete execution of this Agreement. The Purchase Price shall be allocated among the Shareholders in the manner set forth in paragraph 3 hereof.

    3. Payment of Purchase Price. The total consideration described in paragraph 2 hereof shall be allocated to the respective Shareholders as follows:


Shareholder                                          Purchase Price
- -------------------------------------------------------------------
Mervil C. Perry and Dreama S. Perry,
joint tenants with the right of survivorship         $2,804,145.60
Mervil C. Perry                                         233,618.80
Huey Perry                                              934,715.20
Robert Holliday                                         467,357.60
Patricia Brown                                          233,678.80
                                                     -------------
Total                                                $4,673,576.00

    4. Existing Obligations. The Shareholders represent and warrant that, to the best of their knowledge and belief, the debts, liabilities and obligations listed on the Schedule of Liabilities attached hereto as Exhibit "C" is complete and accurately reflects all of Corporation's "Existing Obligations" (as hereinafter defined) as of the Closing Date. The term "Existing Obligations" shall mean and refer to all of the Corporation's debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) on the Closing Date, including but not limited to any and all accounts payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, contractual obligations, etc. The Shareholders jointly and severally warrant and represent that the aggregate amount of the Existing Obligations is not in excess of $5,000.00 (not including the amount of the "Permitted Expenses" as hereafter defined), and in the event the aggregate amount of the Existing Obligations exceeds $5,000.00 (not including the amount of the "Permitted Expenses"), Mervil C. Perry, jointly and severally, and the other Shareholders severally (on a pro rata basis with all Shareholders) but not jointly, agree to reimburse RoTech for the entire amount in excess of $5,000.00 immediately upon written request, in accordance with paragraph 5 hereof, with RoTech first making a reasonable effort to obtain reimbursement from the Shareholders on a pro rata basis, with the balance paid directly to RoTech from Mervil C. Perry if the full amount is not collected from the Shareholders within sixty (60) days from the date of the first request for reimbursement. The term "Permitted Expenses" shall include only the following expenses: (1) all unpaid bills incurred in the ordinary course of business by the Corporation in the month of December, 1994, which pertain to equipment for rental or supplies for resale; and (b) the fourth quarter 1994 state unemployment taxes owed by the Corporation up to a maximum amount of $6,000.00.

     5. Obligations of Shareholders: Remedies of RoTech. In the event that: (i) the aggregate amount of the Corporation's liabilities as of December 31, 1994, are determined to be greater than $5,000.00 (the "Liabilities Deficiency"), or
(ii) except as disclosed on Exhibit "L" the Corporation has, since 11:59 p.m. on December 31, 1994, made expenditures or incurred obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any shareholder payment or distribution or purchased or redeemed any of its common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of its assets; sold or transferred any assets; suffered any damage or loss (whether or not covered by insurance), materially affecting its properties; waived any rights of substantial value; or entered into any transaction other than in the ordinary course of business (the "Subsequent Event Deficiency"), or (iii) the aggregate amount of cash ("Asset Deficiency") in the corporate bank accounts of Corporation are determined to less than $75,000.00 as of December 31, 1994, or (iv) any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise), other than those subject to subparagraphs (i) through (iii) of this paragraph 5, become known, are uncovered or arise after the Closing Date (the "Obligations"), which Obligations pertain to any actions, omissions, debts, liabilities or obligations of any of the Shareholders or of the Corporation created or arising on or before the Closing Date (said Obligations hereinafter referred to as the "Contingent Liability"); then, and in any of such events, Mervil C. Perry, jointly and severally, and the other Shareholders severally (on a pro rata basis with all Shareholders) but not jointly, shall be obligated to RoTech in amounts from time to time equal to any Liabilities Deficiency, Subsequent Event Deficiency, Asset Deficiency, or Contingent Liability which becomes known, is uncovered or arises at any time following the Closing Date, and Mervil C. Perry, jointly and severally, and the other Shareholders severally (on a pro rata basis with all Shareholders) but not jointly, agree to pay said amount to RoTech, immediately upon written request from RoTech to Shareholders, with RoTech first making a reasonable effort to obtain collection of such amount from the Shareholders on a pro rata basis, with the balance paid directly to RoTech by Mervil C. Perry if the full amount is not collected from the Shareholders within sixty (60) days from the date of the first request for payment. The Shareholders shall have the option to provide joint written notice (executed by all Shareholders) to RoTech within the first (30) days of the date on RoTech's written request that they dispute the validity of the claim, and in the event RoTech and Shareholders cannot all reach agreement on the validity of such claim within forty-five (45) days of the date on RoTech's written request, the dispute over the validity of the claim shall be settled by arbitration, with the non-prevailing party bearing all of RoTech's and the Shareholders' costs of arbitration. In the event an arbitration is required hereunder, RoTech and the Shareholders will select an arbitration; those two arbitrators will then select a third arbitrator; and the three arbitrators so chosen will determine the validity of the claim.

     6. The Closing and Closing Date. The closing date for the transaction contemplated under this Agreement will be effective January 1, 1995 (the "Closing Date").

     7. Representations and Warranties by Shareholders. The Shareholders represent and warrant to RoTech that, to the best of the Shareholders' knowledge and belief, each of the following representations and warranties are true and correct and are made with the full understanding that such representations and warranties constitute material inducement to RoTech to enter into the transactions contemplated hereby:

        (a) Title to the Stock. Shareholders have good, absolute and marketable title to the Stock free and clear of all liens, claims, encumbrances and restrictions of every kind. Shareholders have the complete and unrestricted right, power and authority to sell the Stock pursuant to this Agreement.

        (b) Organization. The Corporation is a duly organized and validly existing West Virginia corporation in good standing, with all requisite corporate power and authority to carry on its business as presently conducted. The Corporation has no subsidiaries and has no direct or indirect equity interest in any other firm, corporation, or business enterprise.

        (c) Capitalization and Long Term Indebtedness.

            (i) The Corporation is authorized by its Articles of Incorporation to issue 1,000 shares of Class A common capital stock, having a par value of $10.00 per share, of which 500 shares are duly and validly issued and outstanding, fully paid, and nonassessable. There are no shares of any other class of stock issued and outstanding. The certificate numbers held by the Shareholders, and the number of shares of the Corporation's common stock represented by each, is as set forth on the Schedule of Stock Ownership attached hereto as Exhibit "A." The Corporation has not issued any preferred stock or any other common capital stock, and has no authority to issue any other capital stock, preferred stock or other securities.

            (ii) The Corporation is not in any default or violation of any provision of its outstanding long term or short term indebtedness.

            (iii) There are no outstanding options, contracts, commitments or agreements of any character relating to the issuance of the Corporation's common capital stock or other securities.

            (iv) All FICA and Federal withholding tax deposits have been timely paid.

          (v) There are no outstanding or unpaid loans to stockholders, directors or officers other than as listed on Exhibit "C" hereof.

     (d) Financial Statements. Shareholders have furnished RoTech with balance sheets (the "Balance Sheets") dated December 31, 1992, December 31, 1993 and September 30, 1994, and the related statements of income (the "Income Statements") for the period ended December 31, 1992, December 31, 1993 and September 30, 1994, copies of which are attached hereto as Exhibit "J" and by this reference made a part hereof (the Balance Sheets and Income Statements are collectively referred to herein as the "Financial Statements"). The Financial
Statements: (i) are in accordance with the books and records of the Corporation;
(ii) fairly represent the financial condition of the Corporation at such date and the results of its operations for the periods specified; (iii) were prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods; (iv) with respect to all contracts and commitments of the Corporation, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to the Balance Sheets, disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, and otherwise) of the Corporation at the Last Balance Sheet Date and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on the Balance Sheets, shall be considered to be disclosed pursuant to this subparagraph, if disclosed on an Exhibit to this Agreement. The representations and warranties made in this subparagraph are subject to the threshold liability provisions of paragraph 5 hereof.

     (e) Present Status. Except as discussed on the Schedule of Shareholders, Distributions, and Exempted Transactions attached hereto as Exhibit "L", since December 1, 1994, the Corporation has not made any expenditures nor incurred any obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any shareholder payment or distribution or purchased or redeemed any of its common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of its assets; sold or transferred any assets; suffered any damage or loss (whether or not covered by insurance), materially affecting its properties; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business.

     (f) Tax Returns and Audits. The Corporation has duly filed all Federal, State and local tax returns required to be filed by it and has paid all periods covered by such returns. The Corporation has not been delinquent in the payment of any tax, assessment or governmental charge. The Corporation has not had any tax deficiencies proposed or assessed against it and has not executed any waiver of the Statute of Limitations on the assessment or collection of any tax. The Corporation's Federal and State Tax Returns have never been audited by either the Internal Revenue Service or the Department of Revenue of the State of West Virginia. In the event that a deficiency is determined in the amount of Federal or State or Local tax payable by the Corporation, which deficiency relates to periods ending on or before the Closing Date, then, in that event, the Shareholders hereby agree to be fully responsible for the payment of such deficiency and any interest and penalties thereon. In the event that a tax refund is received, which tax refund relates to periods ending on or before the Closing Date, then, in that event, the Shareholders are entitled to such tax refund and RoTech agrees to have the Corporation endorse and deliver such tax refund. The Shareholders jointly and severally agree that RoTech shall not be liable for any income taxes (and associated interest and penalties) of Corporation payable or incurred by Corporation through the Closing Date. Any income tax payable estimated as of the Closing Date shall be adjusted by the parties hereto upon knowledge of final numbers. As soon as practical following the Closing Date, the Shareholders shall prepare and file a tax return for the period ending December 31, 1994, shall have prepared and filed annual tax returns for all prior year end periods and shall have made payment of all taxes due for such periods.

     (g) Litigation. There are no legal actions, suits, arbitrations, or other legal, administrative, or other governmental proceedings pending or threatened against the Corporation, and the Shareholders are not aware of any facts which to their knowledge might result in any such action, suit, arbitration, or other proceedings, except as disclosed on the Schedule of Proceedings attached hereto as Exhibit "B" and by this reference made as part hereof.

     (h) Compliance With the Law and Other Instruments. The business and operation of the Corporation have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect the Corporation or its properties, assets, businesses or prospects. Performance of this Agreement will not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon, any property of the Corporation under any arrangement, agreement, or other instrument to which the Corporation or the Shareholders are a party or by which either is bound or affected, and will not violate the Articles of Incorporation, as amended, or the Bylaws, as amended, of the Corporation. The Corporation is not in violation of its Articles of Incorporation, as amended, its Bylaws, as amended, or of any indebtedness, mortgage, contract, lease or other agreement or commitment.

     (i) Title to Property and Assets. The Corporation has good, absolute and marketable title to all its properties and assets, including without limitation those reflected in the Balance Sheets, not limited to the property described in the Schedule of Property attached hereto as Exhibit "E" and incorporated herein by this reference, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction except those which are disclosed and described on said Schedule of Property. The assets of the Corporation also include the name of the business, its current telephone number, its patient list, and its provider number. The Shareholders hereby agree to undertake whatever steps are necessary to assure the RoTech can utilize any name or names under which the Corporation presently conducts its business.

     (j) Asset Condition and Quality. All of the properties and assets of Corporation are free of damage and defects and are not obsolete. All of the properties and assets of Corporation on the Closing Date shall be in good operating condition and repair, reasonable wear and tear excepted, and shall conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

     (k) Leases and Insurance Policies. The Schedule of Leases and Insurance Policies attached hereto as Exhibit "H" and by this reference made as part hereof, sets forth all leases and insurance policies executed by or issued for the benefit of the Corporation and such information is accurate and complete through the Closing Date. The Shareholders have delivered to
RoTech:

         (i) The original of the lease, with amendments, covering the property that the Corporation presently occupies.

         (ii) The originals of all other leases, with amendments, to which the Corporation is a party.

         (iii) The originals of all fire and other casualty and liability policies of the Corporation in effect at the date of this Agreement.

     (l) Trademarks. The Corporation owns, possesses and has good title to all trademarks, trademark names, trade names, and licenses necessary in the conduct of its business.

     (m) Contracts. Except as set forth on the Schedule of Contracts attached hereto as Exhibit "G" and by this reference made a part hereof, the Corporation is not a party to, or otherwise bound by, any written or oral contract not made in the ordinary course of business; employment or consultant contract not terminable at will without cost or other liabilities; labor union contract; bonus, pension, profit sharing, retirement, share purchase, stock option, hospitalization, group insurance or similar employee benefit plans; personal property lease, as lessor or lessee; advertising or public relations contract; or purchase, supply or service contract which is not terminable without cost or expense on less than fifteen (15) days' notice. The Corporation has in all respects performed all obligations required to be performed to date and is not in default in any respect on commitments to which the Corporation is a party or otherwise bound.

     (n) Records. The respective books of account and minute books of the Corporation are complete and correct, and reflect all those transactions involving its business which properly should have been set forth in such books.

     (o) No Dealers' or Finders' Fee. Neither RoTech nor the Corporation will be obligated in any way for any commission, fee or other remuneration to any finder, dealer, or the like employed by Shareholders in connection with this Agreement or its negotiation.

     (p) Insurance Policies. There are in full force all policies of insurance referred to above in subparagraph k. Such policies are in amounts and against such losses and risks as are generally maintained by comparable businesses.

     (q) Checking Account Balances. The information contained on the Schedule of Cash Accounts and Cash Balances as of December 31, 1994, attached hereto as Exhibit "D", is accurate and complete.

     (r) Accounts Receivable. The information contained on the Schedule of Accounts Receivable Data as of December 31, 1994, attached hereto as Exhibit "F", is accurate and complete. The Shareholders further warrant and represent that all of the Corporation's accounts receivable shown on Exhibit "F" (the "Receivables") are legally billable.

     (s) Inventories. The inventories of the Corporation which are reflected in the Balance Sheets and all inventory items which have been acquired since December 1, 1994 consist of goods of such quality and in such quantities as are salable in the ordinary course of business with normal markup at prevailing market prices. Such inventories were determined at cost. Since December 1, 1994, the Corporation has continued to replenish its inventory in a normal and customary manner consistent with prior practice and prudent practice prevailing in the business of the Corporation.

     (t) Absence of Certain Changes or Events. Since December 1, 1994, there has not been any change in or any event or condition (financial or otherwise) affecting the properties, assets, liabilities, operations or prospects of the Corporation other than changes in the ordinary course of its business, none of which has (either when taken by itself or when taken in conjunction with all other such changes) been materially adverse.

     (u) Purchase Commitments and Outstanding Bids. No purchase commitments of the Corporation are in excess of normal, ordinary and usual requirements of its business, or were made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the industry.

          (v) Personnel, Payrates and Non-Compete Agreements. The information contained on the Schedule of Personnel, Payrates and Non-Compete Agreements as of December 31, 1994, attached hereto as Exhibit "I", is accurate and complete, and all rights of the Corporation under the non-compete agreements listed thereon are enforceable by Corporation in accordance with the terms of such agreements.

          (w) Profit-Sharing Plan. The Shareholders will be responsible for terminating the Corporation's profit-sharing plan prior to the Closing Date at the expense of the Shareholders.

          (x) Disclosure. No representation or warranty by the Shareholders in this Agreement or in any Exhibit hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

          (y) Adverse Business Developments. No notice has been received by the Corporation of any new or substantially expanded firm or individual engaged in a business directly competitive to Corporation in its primary service area within six (6) months prior to the date hereof. Nor has Corporation received, either orally or in writing, any notice of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payer reimbursement method, practice or allowance as to any business activity engaged by Corporation, nor has Corporation received nor been threatened with any claim for refund in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Exhibit "B."

     8. Representations and Warranties by RoTech. RoTech represents and warrants to Shareholders that it is authorized, by appropriate action of its directors, to enter into this Agreement and to consummate all of the transactions contemplated by this Agreement.

     9. Actions of the Corporation Pending Closing. Shareholders agree that from the date hereof through the Closing Date:

       a. Operations. Unless RoTech consents in writing to the contrary, Shareholders will cause the Corporation to operate only in the ordinary course of business; and to not enter into any transaction or perform any act which would constitute a breach of the representations, warranties or agreements contained herein; will use its best efforts to preserve its existing business organization and relations with its employees, customers, franchisers, suppliers and others with whom it has a business relationship; will use its best efforts to preserve and protect the Assets; will not dispose of any of the Assets, except such as are retired or replaced in the ordinary course of business; will not make any distributions to shareholders, except those disclosed on Exhibit "L", and will not pay any bonuses or make any salary or wage increases to the senior management of Pioneer, except those disclosed on Exhibit "L."

          (b) Compliance. Shareholders will cause the Corporation and its officers and employees to comply with all applicable provisions of this Agreement.

     10. Resignation of Officers and Directors. The Shareholders shall deliver to RoTech, at the Closing, the undated written resignations of all of the directors and officers of the Corporation.

     11. Covenants Not to Compete. Mervil C. Perry, Huey Perry, Robert Holliday, Dreama S. Perry and Patricia Brown shall each execute, at Closing, covenants not to compete in the forms attached to this Agreement as Exhibit "K."

     12. Employment of Agreements. Mervil C. Perry and Robert Holliday shall each execute, at closing, employment agreements in the form attached hereto as Exhibit "M."

     13. Indemnification. Mervil C. Perry, jointly and severally, and the other Shareholders severally (on a pro rata basis with all Shareholders) but not jointly, agree to indemnify RoTech and hold RoTech harmless against all damages, as such term is hereinafter defined, resulting from: (i) any materially inaccurate misrepresentation made in this Agreement or in any exhibit thereto, or (ii) any breach of any warranty made by the Shareholders in this Agreement, or (iii) any breach in the performance by the Shareholders of any of their obligations under this Agreement, or (iv) any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of Corporation which Shareholders have actual or constructive knowledge thereof but failed to disclose to RoTech in this Agreement. As used herein, the term "damages" includes any loss, cost or liability, including any attorneys' fees and court costs (whether incurred at trial or on appeal).

     14. Miscellaneous--Expense. The parties agree to pay individually whatever expenses they incur in connection with this Agreement. In connection with any action arising out of or concerning this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, whether incurred at trial, on appeal or otherwise.

     15. Amendment and Waiver. This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by the Shareholders and RoTech.

     16. Assignment. Neither this Agreement nor any right created hereby shall be assignable by any of the Shareholders or RoTech without the prior written consent of the other, except for an assignment incident to a merger, consolidation or reorganization, or, in the event of any of the Shareholders' death, a transfer to the legal representatives of that Shareholder's estate or to that Shareholder's legal heirs. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement. Nothing herein shall be construed to prevent RoTech from transferring all of the assets of the Corporation to another corporation which is controlled by RoTech and/or dissolving the Corporation.

     17. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instruments.

     19. Parties In Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by RoTech and the Shareholders, and their respective heirs, executors, administrators, successors and assigns.

     20. Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties, or representations between the parties other than those set forth herein or herein provided for.

     21. Survival of Agreement. The provisions of this Agreement shall survive the Closing for the sale and purchase of the Stock and Covenants Not to Compete.

     22. Choice of Law and Venue. It is the intention of the parties that the laws of the State of West Virginia should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

     23. Notices. Any notice to be given pursuant to this Agreement shall be deemed given at such time as it is mailed to the addressee by certified mail, return receipt requested to the addresses shown below:

         As to Shareholders:

         Mervil Perry
         Mervil & Dreama Perry
         Huey Perry
         Robert Holliday
         Patricia Brown
         306 Main Street
         Man, West Virginia 25635

         With copy to:

         David A. Barnette, Esq.
         Jackson & Kelly, Attorneys at Law
         1600 Laidley Tower
         Charleston, West Virginia 25322

         As to RoTech Medical Corporation:

         RoTech Medical Corporation
         4506 L. B. McLeod Road, Suite F
         Orlando, Florida 32811
         Attn: Stephen P. Griggs

         With copy to:

         Thomas A. Simser, Jr., Esquire
         Winderweedle, Haines, Ward
            & Woodman, P.A.
         Post Office Box 1391
         Orlando, Florida 32802-1391

         In the event that any of the named parties desire to receive notice at another address, it shall be their responsibility to notify the other party, in writing, of the new address.

     24. Further Documentation. The parties shall in good faith execute such further documentation with respect to evidencing details of the transactions contemplated hereby as may reasonably be required.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Signed, sealed and delivered
in the presence of:

/s/ Angie Dickenson                             /s/ Mervil C. Perry
- ------------------                              -------------------
                                                 Mervil C. Perry
/s/ Tracy Carter
- ------------------

- ------------------------------              -------------------------------
                                            Huey Perry



- ------------------------------



/s/ Phyllis J. Roache                       /s/ Robert Holliday
- ------------------------------              -------------------------------
                                            Robert Holliday


/s/ Kimberly A. Wood
- ------------------------------


                                            /s/ Mervil C. Perry &
                                                Dreama S. Perry
- ------------------------------              -------------------------------
                                            Mervil C. Perry and Dreama S. Perry,
                                            as joint tenants with the right of
                                            survivorship
- ------------------------------


/s/ Michael Daniels                         /s/ Patricia K. Brown
- ------------------------------              -------------------------------
                                            Patricia Brown

/s/ Kathy Daniels
- ------------------------------
                                                      "Shareholders"


                                            ROTECH MEDICAL CORPORATION,
                                            a Florida corporation


/s/ Chele Dallas                            By: /s/ Stephen P. Griggs
- ------------------------------                 -------------------------
                                               Stephen P. Griggs, Chief
                                               Operating Officer
/s/ Dawn E. Mulcahey
- -------------------------------

                                                          "RoTech"

STATE OF WEST VIRGINIA

COUNTY OF LOGAN

     The foregoing instrument was acknowledged before me this 1st day of      ,
1995, by Mervil C. Perry. He is personally known to me or has produced his drivers' license as identification.

                                            /s/ Teresa Schoolcraft
[LOGO OF SEAL OF NOTARY PUBLIC              --------------------------
    OF TERESA SCHOOLCRAFT]                  NOTARY SIGNATURE




STATE OF WEST VIRGINIA

COUNTY OF LOGAN

     The foregoing instrument was acknowledged before me this     day of      ,
1995, by Huey Perry. He is personally known to me or has produced           as
identification.


                                            --------------------------
                                            NOTARY SIGNATURE



STATE OF WEST VIRGINIA

COUNTY OF RALEIGH

     The foregoing instrument was acknowledged before me this 1st day of      ,
1995, by Robert Holliday. He is personally known to me or has produced his drivers' license as identification.

                                            /s/ Kimberly A. Wood
[LOGO OF SEAL OF NOTARY PUBLIC              --------------------------
    OF KIMBERLY A. WOOD]                    NOTARY SIGNATURE

STATE OF WEST VIRGINIA

COUNTY OF LOGAN



     The foregoing instrument was acknowledged before me this 4th day of
           , 1995, by Mervil C. Perry and Dreama S. Perry. They are personally known to me or has produced _______________________________ as identification.


                                       /s/ David Allen Barnette
[NOTARY SEAL]                          _________________________
                                       NOTARY SIGNATURE



STATE OF WEST VIRGINIA

COUNTY OF LOGAN



     The foregoing instrument was acknowledged before me this 2nd day of
           , 1995, by Patricia Brown. She is personally known to me or has produced _______________________________ as identification.

                                       /s/ Debra F. Holly
[NOTARY SEAL]                          _________________________
                                       NOTARY SIGNATURE



STATE OF FLORIDA

COUNTY OF ORANGE



     The foregoing instrument was acknowledged before me this 5th day of January, 1995, by Stephen P. Griggs, as Chief Operating Officer of RoTech Medical Corporation, a Florida corporation, on behalf of the corporation. He is personally known to me or has produced ______________________ as identification.


                                       /s/ Gwendolyn Shirley
[NOTARY SEAL]                          _________________________
                                       NOTARY SIGNATURE



                                       /s/ Gwendolyn Shirley
                                       _________________________
                                       NOTARY NAME PRINTED

                                           /s/ Huey Perry
__________________________                 __________________________
                                           Huey Perry

__________________________


__________________________                 __________________________
                                           Robert Holliday

__________________________


__________________________                 __________________________
                                           Mervil C. Perry and Dreama S. Perry,
                                           as joint tenants with the right of
__________________________                 survivorship


__________________________                 __________________________
                                           Patricia Brown

__________________________
                                              "Shareholders"



                                           ROTECH MEDICAL CORPORATION,
                                           a Florida corporation


__________________________                 By:________________________
                                              Stephen P. Griggs, Chief
                                              Operating Officer
__________________________
                                                         "RoTech"

STATE OF WEST VIRGINIA

COUNTY OF LOGAN

     The foregoing instrument was acknowledged before me this    day of      ,
1995, by Mervil C. Perry. He is personally known to me or has produced as identification.


                                                     ----------------------
                                                     NOTARY SIGNATURE


STATE OF WEST VIRGINIA

COUNTY OF CABELL,

     The foregoing instrument was acknowledged before me this 1st day of       ,
1995, by Huey Perry. He is personally known to me.


                                                     /s/ Patricia M. Knapp
  [NOTARY                                            ----------------------
   SEAL]                                             NOTARY SIGNATURE

STATE OF WEST VIRGINIA

COUNTY OF LOGAN

     The foregoing instrument was acknowledged before me this     day of       ,
1995, by Robert Holliday. He is personally known to me or has produced as identification.


                                                     ----------------------
                                                     NOTARY SIGNATURE